EXHIBIT 99.1


                           FARMERS & MERCHANTS BANCORP
                             DECLARES CASH DIVIDEND

The Board of Directors of Farmers & Merchants Bancorp has declared a cash dividend of $4.80 per share, a 6.7% increase over the $4.50 per share declared in December of 2005. The cash dividend will be paid on January 2, 2007, to stockholders of record on December 15, 2006. Total cash dividends declared during the past 12 months were $6,965,738, or $8.55 per share of common stock, an increase of 9.6% over dividends per share declared in 2005. This is the 72nd consecutive year that the Company has declared cash dividend payments to common shareholders.

"Farmers & Merchants Bank's strong third quarter financial performance represented the 35th consecutive quarter that net income exceeded the same quarter of the prior year. Management and the Board of Directors are extremely pleased with year-to-date results and unanimously approved the cash dividend with an increase over the prior year. This is the ninth consecutive year that the year-end cash dividend has been increased" said Kent A. Steinwert, the Bank's President and Chief Executive Officer.

In October, the Company reported record third quarter net income of $5,333,000 or $6.54 per share of common stock which represents a 12.3% increase over the same period in 2005. In addition, loans outstanding grew 9.6%, total deposits increased 6.5%, and total assets were $1.42 billion up 9.4% over September 2005. Return on Average Assets for the quarter was 1.54%. Return on Average Equity was 16.81% for the quarter, an improvement of 108 basis points over the third quarter of the prior year.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, and celebrating its 90th anniversary, F&M Bank is a full service community bank that proudly serves California's Great Central Valley through 21 branch offices conveniently located from Sacramento to Turlock.